Conference Call:	Today, Thursday, February 16, 2012 at 10:00 a.m. EST
Dial-in Numbers:	866-395-2657 or 706-902-0717 (International)
Webcast / Replay URL:	www.integramed.com or www.earnings.com
Phone Replay:	855-859-2056 or 404-537-3406 through February 23, 2012
Conference ID #:	45090476

IntegraMed America, a Specialty Healthcare Services Provider,
Q4 EPS Rose 100% to $0.16 on Record Revenue of $70.9M
- Full Year Revenue Rose 12.5% to a Record $273.6M -

PURCHASE, NEW YORK — February 16, 2012 -- IntegraMed America, Inc. (NASDAQ: INMD), a leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today record revenues for the fourth quarter and year ended December 31, 2011.

Summary Financial Results (in thousands, except per share data) (Unaudited)
	Three Months Ended			Year Ended
	Dec. 31, 2011	Dec. 31, 2010	% Change	Dec. 31, 2011	Dec. 31, 2010	% Change
Revenues: Attain Fertility Centers1	$50,896	$46,920	8.5%	$199,963	$182,443	9.6%
Vein Clinics	19,979	16,900	18.2%	73,619	60,726	21.2%
Total Revenues	$70,875	$63,820	11.1%	$273,582	$243,169	12.5%
Operating Income: Attain Fertility Centers	4,685	4,255	10.1%	17,947	17,725	1.3%
Vein Clinics	1,160	556	108.6%	3,144	3,491	(9.9%)
Total Operating Income	$5,845	$4,811	21.5%	$21,091	$21,216	(0.6%)
G&A Costs	$2,794	$3,265	(14.4%)	$11,551	$12,668	(8.8%)
Legal Settlement 1	-	-	na	$1,650	-	na
Net Interest Expense	77	113	(31.9%)	335	695	(51.8%)
Income Before Income Taxes	2,974	1,433	107.5%	7,555	7,853	(3.8%)
Income Taxes	1,122	543	106.6%	2,955	3,128	(5.5%)
Net Income	$1,852	$890	108.1%	$4,600	$4,725	(2.7%)
Diluted EPS	$0.16	$0.08	100.0%	$0.39	$0.41	(4.9%)
Diluted Shares	11,871	11,774	0.8%	11,869	11,429	3.9%
Adjusted EBITDA 2	5,745	3,875	48.3%	18,043	17,185	5.0%

(1)
IntegraMed’s 2011 results include a onetime, non-recurring $1.65 million pre-tax provision ($1.0 million after tax) for the settlement of a medical malpractice suit. The provision is IntegraMed’s portion of the settlement, net of insurance coverage and Partner physician contributions.

(2)
IntegraMed uses the term "Adjusted EBITDA" when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of financial measures not calculated in accordance with generally accepted accounting principles (GAAP). The Company uses Adjusted EBITDA as a management tool to measure and monitor financial performance.  The definition of Adjusted EBITDA contained herein corresponds to the definition of Adjusted EBITDA contained in the Company’s credit facility; certain of the covenants contained therein are tied to Adjusted EBITDA. While providing useful information, Adjusted EBITDA should not be considered in isolation as a measure of financial performance under GAAP. Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion. A reconciliation to Adjusted EBITDA is provided as supplemental data for this release.

Jay Higham, President and CEO of IntegraMed, commented, "Our fourth quarter and full year earnings per share and adjusted EBITDA results demonstrate the strength of our business and the benefits of our investments in its growth. Excluding the impact of a $1.65 million pre-tax provision for a legal settlement, IntegraMed would have reported earnings of $0.47 per share in 2011, a 15% improvement over 2010. Importantly, our Q4 performance demonstrated strong top and bottom-line contributions from both our fertility and vein care businesses. Given the health of our balance sheet and our proven business model, we are very confident about IntegraMed’s ability to deliver further operating improvements in 2012 and beyond.

“Going forward, we believe our growth will come from both organic and new business development, as we grow revenue, implement operational improvements and maintain the highest levels of patient care across our fertility and vein care businesses. IntegraMed remains committed to growing our fertility business through the financial and operational support of our existing operations, through acquisitions of management contracts in small and large fertility practices, and through the expansion of our Attain IVF fertility treatment finance program. Similarly, we will continue to expand the scope of our vein clinic business through the opening of new clinics and the expansion of existing clinics as well as our array of treatment capabilities. Though the value of the investments we have made in the business over the past two years have not yet been fully realized, we are confident that IntegraMed is on the right track and that there remains substantial opportunity for growth and improved financial performance.”

Attain Fertility Centers
	Q4 2011	Q4 2010	$ Change	% Change	2011	2010	$ Change	% Change
Revenue:	$50.9M	$46.9M	$4.0M	8.5%	$200.0M	$182.4M	$17.6M	9.6%
Operating Income:	$4.7M	$4.3M	$0.4M	10.1%	$17.9M	$17.7M	$0.2M	1.3%
Fertility Partner Data:
New Patient Visits:	7,041	6,787	254	3.7%	29,567	27,922	1,645	5.9%
IVF Cycles:	3,743	3,082	661	21.4%	15,346	13,631	1,715	12.6%
IUI Cycles:	6,486	5,621	865	15.4%	25,158	23,706	1,452	6.1%
Attain IVF Program Data:
Applications:	618	693	(75)	(10.8%)	2,816	2,930	(114)	(3.9%)
Enrollments:	349	391	(42)	(10.7%)	1,663	1,633	30	1.8%
Pregnancies:	278	305	(27)	(8.9%)	1,062	1,072	(10)	(0.9%)

The improvements in the Attain Fertility Centers Division revenue and operating income were principally driven by continued growth across IntegraMed’s partner centers, including previously challenged markets such as Florida that achieved double digit growth in Q4. In vitro fertilization (IVF) and Intra Uterine Insemination (IUI) cycles reflected strong demand with combined growth on a quarterly and full-year basis of 17.5% and 8.4%, respectively. However, revenue from the Attain IVF family of fertility treatment financing programs has been relatively flat versus the prior year as the benefit of new program launches in 2010 were annualized. IntegraMed is undertaking a number of initiatives to improve results, including adding new Partners and Affiliates and continuing to improve efficiency.

IntegraMed partner and affiliate centers benefitted from the Company’s substantial investment in a visible online presence to support patients’ information needs while also building awareness and generating patient leads for Attain Fertility Centers. IntegraMed’s online initiatives have become popular and trusted portals for families looking to learn more about fertility, treatment options and the wide array of services provided by IntegraMed.

Mr. Higham, commented, “With approximately 100K visitors per month and over 14K people following us via social media outlets, The Attain Fertility Center brand and online presence have reached a new level of visibility and degree of interaction. This presence is not only a great asset and patient recruitment tool for our fertility partners and affiliates, but should also prove valuable in helping us attract new fertility groups to IntegraMed.”

Vein Clinics (VCA)
(In millions, except patient & clinic data)	Q4 2011	Q4 2010	Change	% Change	2011	2010	Change	% Change
Revenue Mature Clinics (1)	$15.1	$16.0	$(0.9)	(5.6%)	$58.6	$58.7	$(0.1)	(0.1%)
Revenue New Clinics (2)	$4.9	$0.9	$4.0	444.4%	$15.0	$2.0	$13.0	650.0%
Total Revenue:	$20.0	$16.9	$3.1	18.2%	$73.6	$60.7	$12.9	21.2%
Contribution Mature Clinics	$3.1	$3.2	$(0.1)	(3.1%)	$12.1	$11.6	$0.5	4.3%
Contribution New Clinics	$(0.2)	$(1.4)	$1.2	n/a	$(2.3)	$(2.1)	$(0.2)	n/a
Division Overhead Expenses	$1.7	$1.2	$0.5	41.7%	$6.7	$6.0	$0.7	11.7%
Total Operating Income:	$1.2	$0.6	$0.6	108.6%	$3.1	$3.5	$(0.4%)	(9.9%)
Inquiries:	3,332	3,024	308	10.2%	24,360	20,846	3,514	16.9%
New Consultations:	3,018	2,811	207	7.4%	17,323	14,553	2,770	19.0%
First Leg Starts:	2,305	2,017	288	14.3%	9,763	8,303	1,460	17.6%
Total Clinics (net):	45	41	4	9.8%	45	41	4	9.8%
(1)	Clinics opened prior to January 1, 2010.
(2)	Clinics opened after January 1, 2010.

Our Vein Clinics Division was supported by strong growth by its new clinics – those clinics which opened after January 2010. New clinics accounted for approximately $4.9 million in revenue in Q4 ’11 compared to $0.9 million a year ago. As in previous quarters, approximately 98% of the segment’s revenue came from third party payors (15% of which is Medicare).

IntegraMed did not open any vein clinics in Q4, which is not a favorable time for clinic openings.  The Company finished the year with a total of 45 clinics, having opened 6 new clinics during 2011 and closed two clinics - Madison, WI and West Palm, FL (a second Florida vein clinic is slated to close during the first quarter of 2012). IntegraMed plans to open approximately 10 new clinics in 2012, with three clinics planned to open during the first quarter and the remainder expected in the second and third quarters.

Vein clinic contribution continued to be impacted by the net new clinic start-up losses, which amounted to $0.2 million in Q4 ’11, a level consistent with management’s expectations. The Company anticipates start-up losses of $0.6 to $0.9 million for Q1 2012, in-line with anticipated start-up losses of approximately $3.5 million for 2012, with the balance equally spread across the remainder of the year.

Mr. Higham, commented, “Our vein care expansion program has progressed well, as our new clinic development team has become more adept in the areas of planning, logistics and recruiting. Of course, we have faced unavoidable delays related to permitting and construction, but in general, the process is becoming more fluid and predictable. In addition to growth via new clinic development, we are equally focused on driving growth and profit in our more mature clinics, and are pleased to report that clinic contribution across clinics opened prior to January 1st, 2010 increased by 4.3% on a full year basis.”

Cash Flow and Balance Sheet
IntegraMed’s cash flow from operating activities rose 6.7% to approximately $23.0 million in 2011 and full year adjusted EBITDA rose 5% to $18.0 million. Reflecting a cash flow increase, net of approximately $5.0 million in capital investments for its new vein clinic development, the Company’s cash and cash equivalents increased 15% to $57.9 million, compared to year-end 2010. Additionally, the company was able to reduce long-term debt by 34.1% to $7.2 million, and shareholders’ equity rose 7.2% to $89.5 million during 2011.

IntegraMed CFO, Tim Sheehan, added, “IntegraMed delivered a very solid performance in Q4 and for the full year 2011, delivering strong cash flows that further strengthened our cash position. As a result, the Company remains very well positioned to execute on growth opportunities in both the fertility and vein care segments.

“Together, our fertility business and vein clinic segments have contributed to double-digit growth in revenue and have helped to mitigate the impact of vein clinic expansion costs. Going forward, given our planned pace of new vein clinic development, we now anticipate that start up costs for future clinics will be more than offset by increased contribution from existing facilities.”

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 15 company-managed partner centers and 23 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 45 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit: www.integramed.com for investor background, www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of February 16, 2012 and IntegraMed undertakes no duty to update this information.

Media & Investor Contacts:
Norberto Aja, David Collins
Jaffoni & Collins
inmd@jcir.com
(212) 835-8500

(tables follow)

INTEGRAMED AMERICA, INC.
Consolidated Statement of Operations
(all amounts in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(unaudited)
Revenue
Attain Fertility Centers	$50,896	$46,920	$199,963	$182,443
Vein Clinics	19,979	16,900	73,619	60,726
Total Revenues	70,875	63,820	273,582	243,169

Costs of services
Attain Fertility Centers	46,211	42,665	182,016	164,718
Vein Clinics	18,819	16,344	70,475	57,235
Total Cost of Services	65,030	59,009	252,491	221,953

Operating Income
Attain Fertility Centers	4,685	4,255	17,947	17,725
Vein Clinics	1,160	556	3,144	3,491
Total Operating Income	5,845	4,811	21,091	21,216

General and administrative expenses	2,794	3,265	11,551	12,668
Legal Settlement			1,650
Interest income	(39)	(42)	(181)	(202)
Interest expense	116	155	516	897
Total other expenses	2,871	3,378	13,536	13,363

Income before income taxes	2,974	1,433	7,555	7,853
Income tax provision	1,122	543	2,955	3,128
Net income	$1,852	$890	$4,600	$4,725

Basic and diluted earnings per share of Common Stock:
Basic earnings per share	$0.16	$0.08	$0.39	$0.42
Diluted earnings per share	$0.16	$0.08	$0.39	$0.41

Weighted average shares – basic	11,857	11,725	11,838	11,380
Weighted average shares – diluted	11,871	11,774	11,869	11,429

INTEGRAMED AMERICA, INC.
SUPPLEMENTARY DATA
(All amounts in thousands)
(unaudited)
Adjusted EBITDA Reconciliation (non GAAP)
Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and amortization of deferred compensation.  The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is net income.  The following table provides a reconciliation of Adjusted EBITDA to net income for the periods presented:

	Three months ended, December 31,		Year ended, December 31,
	2011	2010	2011	2010

Net Income	$1,852	$890	$4,600	$4,725

Adjustments:
Interest Expense	116	155	516	897
Income Tax Expense	1,122	543	2,955	3,128
Depreciation & Amortization	2,210	1,767	8,494	6,846
Amortization of Deferred Compensation	445	520	1,478	1,589
Adjusted EBITDA	5,745	$3,875	18,043	$17,185

 (more)

INTEGRAMED AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)

	December 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$57,909	$50,183
Patient and other receivables, net	6,372	7,350
Deferred tax assets	2,222	2,510
Other current assets	8,602	9,611

Total current assets	75,105	69,654

Fixed assets, net	21,288	19,264
Intangible assets, Business Service Rights, net	24,114	22,915
Goodwill	30,334	30,334
Trademarks	4,442	4,442
Other assets	2,221	2,046

Total assets	$157,504	$148,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,037	$3,626
Accrued liabilities	17,074	17,265
Current portion of long-term notes payable and other obligations	3,816	3,784
Due to Fertility Medical Practices, net	14,229	11,246
Attain IVF Refund Program and other patient deposits	16,342	15,852

Total current liabilities	55,498	51,773

Deferred tax liabilities	5,277	2,454
Long-term notes payable and other obligations	7,187	10,908
	67,962	65,135
Commitments and Contingencies

Shareholders' equity:
Common stock	119	117
Capital in excess of par	78,156	76,483
Other comprehensive loss	(42)	(55)
Treasury stock	(330)	(64)
Retained earnings	11,639	7,039
Total shareholders' equity	89,542	83,520

Total liabilities and shareholders' equity	$157,504	$148,655

(more)

INTEGRAMED AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(all amounts in thousands)

	For the Year ended December 31,
	2011	2010
	(unaudited)

Cash flows from operating activities:
Net income	$4,600	$4,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,494	6,846
Deferred stock based compensation	1,478	1,591
Changes in assets and liabilities
Decrease (increase) in assets:
Patient and other accounts receivable	978	(386)
Other current assets	(821)	(1,958)
Other assets	4,861	870
(Decrease) increase in liabilities:
Accounts payable	411	780
Accrued liabilities	(456)	1,801
Due to medical practices	2,983	4,822
Attain IVF Refund patient deposits	490	2,490
Net cash provided by operating activities	23,018	21,581

Cash flows used in investing activities:
Purchase of business service rights	(2,494)	—
Purchase of fixed assets and leasehold improvements	(9,223)	(8,110)
Net cash used in investing activities	(11,717)	(8,110)

Cash flows used in financing activities:
Principle repayments on debt	(3,667)	(11,255)
Common stock transactions, net	92	19,102
Net cash (used in) provided by financing activities	(3,575)	7,847

Net increase (decrease) in cash	7,726	21,318
Cash and cash equivalents at beginning of period	50,183	28,865
Cash and cash equivalents at end of period	$57,909	$50,183

Supplemental Information:
Interest paid	534	912
Income taxes paid	435	2,616

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